EXHIBIT 21.1

Subsidiaries of Everest Re Group, Ltd.

The following is a list of Everest Re Group, Ltd. Subsidiaries:
Name of Subsidiary	Jurisdiction of Incorporation

Everest Underwriting Group (Ireland) Limited	Ireland
Everest Insurance Company of Canada	Canada
Premiere Insurance Underwriting Services	Canada
Everest Reinsurance Holdings, Inc.	Delaware
Everest Global Services, Inc.	Delaware
Everest Reinsurance Company	Delaware
Everest Indemnity Insurance Company	Delaware
Everest National Insurance Company	Delaware
Everest Reinsurance Company - Escritório de Representa ção No Brasil Ltda.	Brazil
Everest Security Insurance Company	Georgia
Mt. Whitney Securities, LLC	Delaware
Everest Denali Insurance Company	Delaware
Everest Premier Insurance Company	Delaware
Everest Specialty Underwriters Services, LLC	Delaware
Mt. McKinley Managers, LLC	New Jersey
Everest International Assurance, Ltd.	Bermuda
Specialty Insurance Group, Inc.	Indiana
SIG Sports, Leisure and Entertainment Risk Purchasing Group, LLC	Indiana
Everest Reinsurance (Bermuda), Ltd.	Bermuda
Everest International Reinsurance, Ltd.	Bermuda
Everest Re Advisors, Ltd.	Bermuda
Everest Advisors (UK), Ltd.	United Kingdom
Mt. Logan Re, Ltd.	Bermuda
Mt. Logan Insurance Managers, Ltd.	Bermuda
Mt. Logan Management, Ltd.	Bermuda
Everest International Holdings (Bermuda), Ltd.	Bermuda
Everest Corporate Member Limited	United Kingdom
Everest Service Company (UK), Ltd.	United Kingdom
Everest Preferred International Holdings, Ltd.	Bermuda
Everest Dublin Insurance Holdings Limited (Ireland)	Ireland
Everest Reinsurance Company (Ireland), dac	Ireland
Everest Insurance (Ireland), dac	Ireland